                                                                    EXHIBIT 2.4





                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           PATTERSON-UTI ENERGY, INC.

                     PATTERSON-UTI DRILLING COMPANY LP, LLLP

                                       AND

                               ODIN DRILLING, INC.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE I         THE MERGER......................................................................................1
   Section 1.1    The Merger......................................................................................1
   Section 1.2    Effective Time..................................................................................2
   Section 1.3    Effects of the Merger...........................................................................2
   Section 1.4    Certificate of Incorporation, Bylaws and Officers...............................................2
   Section 1.5    Conversion of Securities; Merger Consideration..................................................2
   Section 1.6    No Fractional Securities........................................................................2
   Section 1.7    No Further Ownership Rights in Odin Common Stock................................................2
   Section 1.8    Further Assurances..............................................................................2
   Section 1.9    Closing.........................................................................................3
ARTICLE II        REPRESENTATIONS AND WARRANTIES OF PEC...........................................................3
   Section 2.1    Organization, Standing and Power................................................................3
   Section 2.2    Authority; Non-Contravention....................................................................3
   Section 2.3    Capital Structure...............................................................................4
   Section 2.4    SEC Documents...................................................................................5
   Section 2.5    Litigation......................................................................................5
   Section 2.6    Brokers.........................................................................................5
ARTICLE III       REPRESENTATIONS AND WARRANTIES OF ODIN..........................................................5
   Section 3.1    Organization, Standing and Power................................................................5
   Section 3.2    Capital Structure...............................................................................5
   Section 3.3    Ownership of Odin Common Stock..................................................................6
   Section 3.4    Authority; Non-Contravention....................................................................6
   Section 3.5    Financial Statements............................................................................6
   Section 3.6    Absence of Change...............................................................................7
   Section 3.7    Taxes...........................................................................................7
   Section 3.8    Real and Personal Property; Title Thereto; No Change............................................7
   Section 3.9    Liabilities.....................................................................................7
   Section 3.10   Insurance.......................................................................................7
   Section 3.11   Contracts and Other Agreements..................................................................7
   Section 3.12   Records.........................................................................................8
   Section 3.13   Transactions with Affiliates....................................................................8
   Section 3.14   Employee Benefit Plans; Employment Agreements...................................................8
   Section 3.15   Labor Matters...................................................................................8
   Section 3.16   Litigation......................................................................................8
   Section 3.17   Governmental Licenses and Permits; Compliance with Law..........................................8
   Section 3.18   Brokers.........................................................................................8
   Section 3.19   Bank Accounts...................................................................................8
   Section 3.20   Workers' Compensation Claims....................................................................8
ARTICLE IV        COVENANTS PENDING CLOSING.......................................................................9
   Section 4.1    No Operations...................................................................................9
   Section 4.2    No Solicitation.................................................................................9
ARTICLE V         ADDITIONAL AGREEMENTS...........................................................................9
   Section 5.1    Fees and Expenses...............................................................................9

   Section 5.2    Reasonable Efforts..............................................................................9
   Section 5.3    Public Announcements............................................................................9
   Section 5.4    Indemnifying Shareholder Indemnification.......................................................10
   Section 5.5    Certain Tax Matters............................................................................10
   Section 5.6    Odin Shareholder Approval......................................................................11
   Section 5.7    Condition of Odin Equipment....................................................................11
   Section 5.8    Odin Business and Financial Records............................................................11
ARTICLE VI        CONDITIONS PRECEDENT TO THE MERGER.............................................................11
   Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.....................................11
   Section 6.2    Conditions to Obligation of Odin to Effect the Merger..........................................11
   Section 6.3    Conditions to Obligations of PEC and PEC Sub to Effect the Merger..............................13
ARTICLE VII       TERMINATION, AMENDMENT AND WAIVER..............................................................15
   Section 7.1    Termination....................................................................................16
   Section 7.2    Effect of Termination..........................................................................16
   Section 7.3    Amendment......................................................................................16
   Section 7.4    Waiver.........................................................................................16
ARTICLE VIII      GENERAL PROVISIONS.............................................................................17
   Section 8.1    Notices........................................................................................17
   Section 8.2    Interpretation.................................................................................18
   Section 8.3    Counterparts...................................................................................18
   Section 8.4    Entire Agreement; No Third-Party Beneficiaries.................................................18
   Section 8.5    Governing Law..................................................................................18
   Section 8.6    Assignment.....................................................................................18
   Section 8.7    Severability...................................................................................19
   Section 8.8    Enforcement of This Agreement..................................................................19
   Section 8.9    Jurisdiction and Venue.........................................................................19

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of March 10, 2002 (this "Agreement"), between PATTERSON-UTI ENERGY, INC., a Delaware corporation ("PEC"), PATTERSON DRILLING COMPANY LP, LLLP, a Delaware registered limited liability limited partnership and a wholly owned subsidiary of PEC ("PEC Sub") and ODIN DRILLING, INC., a Texas corporation ("Odin") (PEC Sub and Odin being hereinafter collectively referred to as the "Constituent Entities").

                                   WITNESSETH:

     WHEREAS, the respective Boards of Directors of PEC and Odin and the general partner of PEC Sub, have approved and declared fair to and advisable and in the best interests of their respective shareholders in the case of PEC and Odin, and partners in the case of PEC Sub, the merger of Odin with and into PEC Sub (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $.01, of Odin ("Odin Common Stock") will be converted into the consideration set forth and provided for herein;

     WHEREAS, the sole assets of Odin are five drilling rigs and related equipment (collectively, the "Drilling Rigs and Equipment");

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, PEC and PEC Sub on the one hand, and Odin, on the other, desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware Revised Uniform Limited Partnership Act ("DRULPA") and the Texas Business Corporation Act ("TBCA"), Odin shall be merged with and into PEC Sub at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Odin shall cease and PEC Sub shall continue as the surviving entity (the "Surviving Entity") under the name "Patterson-UTI Drilling Company LP, LLLP" and shall succeed to and assume all the rights and obligations of Odin in accordance with the DRULPA and the TBCA.

     Section 1.2 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger") conforming to the relevant provisions of the DRULPA is filed with the Secretary of State of the State of Delaware and Articles of Merger (the "Articles of Merger") conforming to the relevant provisions of the TBCA are filed with the Secretary of State of the State of Texas. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger or the Articles of Merger are accepted for recordation. The filing of the Certificate of Merger and Articles of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein.

     Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 17-211 of the DRULPA.

     Section 1.4 Certificate of Limited Partnership . The Certificate of Limited Partnership of PEC Sub, as in effect immediately prior to the Effective Time shall be the Certificate of Limited Partnership of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

     Section 1.5 Conversion of Securities; Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of Odin, and subject to the provisions of Sections 1.6 hereof, the shares of Odin Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a total of 650,000 shares of common stock $.01 par value of PEC ("PEC Shares"), (the PEC Shares are sometimes referred to herein as the "Merger Consideration"). All such shares of Odin Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing shares of Odin Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

     Section 1.6 No Fractional Securities. No certificates representing fractional shares of PEC Common Stock shall be issued. Any fraction of a share of PEC Common Stock otherwise issuable hereunder shall be rounded up or down to the nearest full share.

     Section 1.7 No Further Ownership Rights in Odin Common Stock. All Merger Consideration issued and paid in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Odin Common Stock.

     Section 1.8 Further Assurances. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Entities, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its proper officers or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Entities in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Entities, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Entity and otherwise to carry out the purposes of this Agreement.

     Section 1.9 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of PEC in Dallas, Texas at 10:00 a.m. local time, on the second business day after the day on which the last conditions set forth in Article VI hereof shall have been fulfilled or waived, or at such other time and place as PEC and Odin shall agree.

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES OF PEC AND PEC SUB

     PEC and PEC Sub jointly and severally represent and warrant to Odin as follows:

     Section 2.1 Organization, Standing and Power. PEC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. PEC Sub is a registered limited liability limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite partnership power and authority to carry on its business as now being conducted. PEC Sub is a wholly-owned subsidiary of PEC and is treated as a "C Corporation" for federal income tax purposes, within the meaning of the Internal Revenue Code of 1986, as amended. PEC and PEC Sub are each in good standing in each jurisdiction where the character of its business owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate, have a Material Adverse Effect on PEC. "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to PEC on the one hand, or Odin on the other hand, any change or effect that is or, so far as can reasonably be determined, is likely to be materially adverse to the assets, properties, condition (financial or otherwise), business or results of operations of PEC and its subsidiaries taken as a whole or Odin, as the case may be.

     Section 2.2 Authority; Non-Contravention. PEC and PEC Sub have all requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery by PEC and PEC Sub of this Agreement and the consummation by PEC and PEC Sub of the Merger have been duly authorized by all necessary corporate action on the part of PEC and all necessary partnership action on the part of PEC Sub. This Agreement has been duly executed and delivered by PEC and PEC Sub and (assuming the valid authorization, execution and delivery of this Agreement by Odin) constitutes a valid and binding obligation of PEC and PEC Sub enforceable against them in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement and the Registration Rights Agreement, in substantially the form attached hereto as Exhibit A, and the other documents and agreements contemplated hereby (collectively, the "Closing Documents") do not or will not, as the case may be, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, mortgage, pledge, security interest, encumbrance, claim or charge of any kind ("Liens") upon any of the properties or assets of PEC or PEC Sub under, any provision of (a) the Restated Certificate of Incorporation, or Restated Bylaws of PEC, (b) the Certificate of Limited Partnership, as amended, or the Amended and Restated Agreement of Limited Partnership of PEC Sub (true and complete copies of which as of the date hereof have been delivered to Odin), (c) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to PEC or PEC Sub, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PEC or PEC Sub or any their respective properties or assets, other than, in the case of clauses
(c) or (d), any such conflicts, violations, defaults or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on PEC, materially impair the ability of PEC and PEC Sub to perform their obligations under this Agreement or the Closing Documents or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Agency") is required by or with respect to PEC or PEC Sub in connection with the execution and delivery of this Agreement and the Closing Documents or is necessary for the consummation by PEC or PEC Sub of the Merger, except for (a) limited partnership filings required by PEC Sub under state law, (b) in connection or in compliance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934 (the "Exchange Act"), (c) such consents and approvals, orders, registrations, authorizations, declarations and filings as may be required under the "Blue Sky" laws of the State of Oklahoma, and (d) such other consents, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on PEC or materially impair the ability of PEC or PEC Sub to perform their obligations hereunder or prevent the consummation of the transaction contemplated hereby.

     Section 2.3 Capital Structure. As of the date hereof, the authorized capital stock of PEC consists of 200,000,000 shares of common stock, par value $0.01 per share ("PEC Common Stock") and 1,000,000 shares of preferred stock, par value $0.01 per share ("PEC Preferred Stock"). At the close of business on December 31, 2001, (a) approximately 76,956,000 shares of PEC Common Stock were validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (b) no shares of PEC Preferred Stock were issued and outstanding. The PEC Common Stock is designated as a national market security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. The PEC Shares issued in accordance with this Agreement will be, when so issued, duly authorized, validly existing, fully paid and non-assessable and free of preemptive rights.

     Section 2.4 SEC Documents. PEC has filed all required documents with the Securities and Exchange Commission ("SEC") since January 1, 2000 (the "PEC/SEC Documents"). As of their respective dates, the PEC/SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the PEC/SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of PEC included in the PEC/SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of PEC and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     Section 2.5 Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the executive officers of PEC, threatened against PEC or any of its subsidiaries at law or in equity before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that would impair the ability of PEC and PEC Sub to perform their obligations hereunder or to consummate the transactions contemplated hereby, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator to which PEC or any of its subsidiaries is subject that would impair the ability of PEC and PEC Sub to perform their obligations hereunder or to consummate the transactions contemplated hereby.

     Section 2.6 Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PEC or PEC Sub.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF ODIN

     Odin represents and warrants to PEC and PEC Sub as follows:

     Section 3.1 Organization, Standing and Power. Odin is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Odin has no subsidiaries. Odin owned no property and did not have any income or business operations prior to June 9, 2000, and after such date has not engaged in any business which was not in connection with the acquisition or refurbishment of the Drilling Rigs and Equipment, the Merger or this Agreement.

     Section 3.2 Capital Structure. The authorized capital stock of Odin consists of 100,000 shares of Odin Common Stock. At the date of this Agreement, 1,053 shares of Odin Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. There are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which Odin is a party or by which it is bound obligating Odin to issue additional shares of its capital stock.

     Section 3.3 Ownership of Odin Common Stock. Section 3.3 of the disclosure schedule of Odin dated as of the date of this Agreement, previously delivered to PEC (the "Odin Disclosure Schedule"), sets forth a true and correct list of the ownership of Odin Common Stock by the shareholders of Odin (the "Odin Shareholders"). Each of the shareholders of Odin beneficially holds such Odin Common Stock free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933 and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. None of the shareholders of Odin is a party to (a) any option, warrant, purchase right, or other contract or commitment that could require him to sell, transfer, or otherwise dispose of any Odin Common Stock (other than pursuant to this Agreement); or (b) any voting trust, proxy, or other agreement or understanding with respect to the Odin Common Stock.

     Section 3.4 Authority; Non-Contravention. Odin has all requisite power and authority to enter into this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by Odin and (assuming the valid authorization, execution and delivery of this Agreement by PEC and PEC Sub) constitutes a valid and binding obligation of Odin enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement and the Closing Documents do not or will not, as the case may be, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice of lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Odin under, any provision of (a) the Articles of Incorporation or Bylaws of Odin (true and complete copies of which as of the date hereof have been delivered to PEC); (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Odin; or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Odin or any of its assets. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Odin in connection with the execution and delivery of this Agreement and the Closing Documents or is necessary for the consummation by Odin of the Merger or any other transaction contemplated by this Agreement.

     Section 3.5 Financial Statements. Included in Section 3.5 of the Odin Disclosure Schedule is an unaudited balance sheet of Odin as of March 8, 2002 (the "Odin Balance Sheet"). The Odin Balance Sheet: (a) is complete and correct in all material respects, (b) has been prepared in conformity with accrual tax basis accounting consistently applied, and (c) presents fairly the financial condition of Odin at the date presented. There has not been, and there will not be at Closing, any change in the Odin Balance Sheet, other than payment of the accounts payable shown thereon.

     Section 3.6 Absence of Change. There has not been any change with respect to Odin since the date of the Odin Balance Sheet.

     Section 3.7 Taxes. Odin has filed all Tax Returns required to be filed on or before the Effective Time and paid all Taxes due on or before the Effective Time. Odin is now and has been at all times since the date of its organization on June 9, 2000, an S corporation. No taxing authority has challenged the effectiveness of such election. The Internal Revenue Service has acknowledged receipt of Odin's election to be treated as an S corporation. No event has or will occur before the Effective Time which has caused or will cause Odin's election to be treated as an S corporation to be terminated in any manner. Odin shall not be subject to a tax on built-in gains under Section 1374 of the Code as a result of the Merger. Odin became an S corporation, for federal income tax purposes on June 9, 2000 pursuant to a valid election made by Odin with the consent of all of its shareholders. All such Tax Returns are true, correct and complete, none of such Tax Returns have been amended, and all Taxes arising under such Tax Returns (regardless of whether reflected thereon) have been fully paid and shall be timely paid. No claim has been made by authorities in any jurisdiction where Odin did not file tax returns that it is or may be subject to taxation therein. All Tax payments relating to employees, including income tax withholding, FICA, FUTA, unemployment and workers' compensation payments have been fully and timely paid. For purposes of this Agreement, (a) S corporation has the meaning set forth in Section 13G1(a)(1) of the Internal Revenue Code (an "S Corporation"); (b) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer, severance or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority; and (c) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 3.8 Real and Personal Property; Title Thereto; No Change. Odin owns no real or personal property having an individual fair market value in excess of $5,000 other than the Drilling Rigs and Equipment. Section 3.8 of the Odin Disclosure Schedule contains a complete and accurate description of the Drilling Rigs and Equipment. Odin has good and marketable title to all of such Drilling Rigs and Equipment free and clear of any Liens. There has been no change of any kind to the Drilling Rigs and Equipment, including the location of all of the Drilling Rigs and Equipment, since March 5, 2002, the date of inspection by PEC Sub.

     Section 3.9 Liabilities. Except as shown on the Odin Balance Sheet, there are no liabilities of Odin of any kind, whether contingent or fixed.

     Section 3.10 Insurance. Odin does not maintain any policies of insurance of any kind.

     Section 3.11 Contracts and Other Agreements. Odin is not a party to or bound by any written or oral (a) employment, agency, consulting or similar contract; (b) lease, whether as lessor or lessee, with respect to any real or personal property; (c) contract or commitment; (d) credit agreements; (e) guarantee, suretyship, indemnification or contribution agreement; or (f) other contracts.

     Section 3.12 Records. The stock record book and minute book of Odin are complete and correct in all material respects, and record all transactions required to be set forth concerning all proceedings, consents, actions and meetings of the shareholders and the Board of Directors of Odin.

     Section 3.13 Transactions with Affiliates. No Affiliate (as hereinafter defined) has any direct or indirect interest in or owns directly or indirectly any asset or right owned by Odin, or is party to any contract, lease, agreement, arrangement or commitment related thereto. "Affiliate" as used in this Section means a person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Odin. For purposes of this definition, the officers, directors and shareholders of Odin shall be deemed Affiliates.

     Section 3.14 Employee Benefit Plans; Employment Agreements. Odin has no employee benefit plans, programs or arrangements for the benefit of any current or former employee, officer or director of Odin or any employment or severance agreements with any of its employees.

     Section 3.15 Labor Matters. Odin has never had any employees.

     Section 3.16 Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Odin, threatened against Odin at law or in equity before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

     Section 3.17 Governmental Licenses and Permits; Compliance with Law. Odin has not received notice of any revocation or modification of any federal, state, local or foreign governmental license, certification, tariff, permit, authorization or approval. Odin has complied with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable to it.

     Section 3.18 Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Odin.

     Section 3.19 Bank Accounts. A complete list of each bank account maintained by Odin, including safe deposit boxes maintained by Odin, the account balances and the names of the persons authorized to draw down upon or have access thereto is set forth in Section 3.19 of the Odin Disclosure Schedule.

     Section 3.20 Workers' Compensation Claims. There are no workers' compensation claims pending or, to the knowledge of Odin, threatened against Odin.

                                   ARTICLE IV
                            COVENANTS PENDING CLOSING

     Section 4.1 No Operations. During the period from the date of this Agreement through the date of Closing, Odin: (i) shall not engage in any operations; (ii) shall not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of any of the Drilling Rigs and Equipment; (ii) shall not issue any additional shares of Odin Common Stock or any securities convertible into, or grant any rights, warrants or options, to acquire any such shares or convertible securities; or (iii) shall not amend its Articles of Incorporation to create a new class of equity security.

     Section 4.2 No Solicitation. From and after the date hereof, Odin will not, and will cause its officers, directors, employees, agents and other representatives not to, directly or indirectly, solicit or initiate any offer for Odin, or for the Drilling Rigs and Equipment, and not to solicit or initiate, directly or indirectly, discussions, negotiations, considerations or inquiries concerning an offer for Odin, from any person, or engage in discussions or negotiations relating thereto, or provide to any other person any information or data relating to Odin for the purpose of, or have any substantive discussions with any person relating to, or otherwise cooperate with or assist or participate in, or facilitate, any offer or any inquiry or proposal which would reasonably be expected to lead to any effort or attempt by any person to effect an offer, or agree to endorse any such inquiry or offer.


                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

     Section 5.1 Fees and Expenses. All costs and expenses incurred by PEC and PEC Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by PEC; such costs and expenses incurred by Odin shall be paid by the Odin Shareholders.

     Section 5.2 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the prompt satisfaction of the conditions hereto.

     Section 5.3 Public Announcements. Before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, PEC and PEC Sub, on the one hand, and Odin, on the other hand, will consult with each other, and will undertake reasonable efforts to agree upon the terms of such press release, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq National Market.

     Section 5.4 Indemnifying Shareholder Indemnification. After the Effective Time, Roy T. Oliver, Jr. (the "Indemnifying Shareholder") shall indemnify and hold PEC and PEC Sub harmless against and in respect of all actions, suits, demands, judgments, costs and expenses (including reasonably attorneys' fees of PEC or PEC Sub) in excess of $10,000 in the aggregate ("Basket Amount") relating to any misrepresentation, breach of any representation or warranty or non-fulfillment of any agreement on the part of Odin under this Agreement, including, without limitation, with respect to the representations and warranties contained in Section 3.7 and to the agreements or representations contained in Section 5.5 below; provided, however, that the Basket Amount shall not be applicable in respect of any claim for indemnification relating to (a) any actions, suits, demands, etc. (including reasonable attorney's fees), arising out of or based upon a fraudulent misrepresentation of Odin in this Agreement; or (b) any claim for indemnification relating to unpaid or undisclosed tax liabilities of Odin arising on or prior to the Effective Time. Any written notice of claim for indemnification shall be given to the Indemnifying Shareholder by PEC or PEC Sub within 90 days after it has knowledge of any misrepresentation or breach of warranty or non-fulfillment of any agreement on the part of the Indemnifying Shareholder, which may give rise to a claim for indemnification. The indemnification obligation provided for in this
Section 5.4 shall terminate and be of no further force and effect after 24 months from the Effective Time, except (i) as to any representation or warranty as to which a written notice of claim for indemnification has been given to the Indemnifying Shareholder prior to the expiration of such 24-month period, (ii) a claim for indemnification for any breach by Odin of any part of the representation and warranty contained in Section 3.8 above may be given to Indemnifying Shareholder without regard to any time limitations; and (iii) for a claim for indemnification for unpaid or undisclosed tax liability of Odin without regard to any time limitations.

     Section 5.5 Certain Tax Matters.

     (a) The parties recognize and agree that the S election of Odin shall be terminated under Section 1362(d)(2) of the Code on the Effective Time as a result of the Merger. The parties further agree that: (i) under Section 1362(d)(2)(B), the termination will be effective on the Effective Time and that under Section 1362(e)(1)(A), (ii) the S short year return for 2002 will be for the period of January 1, 2002, through the Effective Time; and (iii) the Indemnifying Shareholder will be responsible for preparing and filing such short period return.

     (b) The Indemnifying Shareholder shall be responsible for causing to be filed all tax returns of Odin for taxable periods ending on or prior to the Effective Time, including any amended tax returns which are required as a result of an examination or adjustments made by taxing authorities, and for causing to be paid by the parties responsible therefor when due any taxes resulting therefrom. Any such amended returns shall be furnished to PEC Sub for approval (which approval shall not be unreasonably withheld), signature and filing at least ten (10) business days prior to the due date for the filing of such amended returns.

     (c) All income taxes due with respect to taxable income of Odin for all periods ending on or before the Effective Time (including any with respect to the Merger), and all ad valorem and franchise taxes due for any period ending on or before the Effective Time (including any franchise taxes due with respect to the Merger) will be paid by the Indemnifying Shareholder.

     (d) In the event PEC Sub determines that any state and/or local sales or use taxes are payable to any state and/or local taxing authority in any such state as a result of the Merger or the initial purchase of the Drilling Rigs and Equipment by Odin, the Indemnifying Shareholder shall reimburse to PEC Sub an amount equal to one-half of all such sales or use tax actually paid by PEC Sub, including any related interest and/or penalties related to any such sales or use taxes. In the event of any rebate or refund of any such sales or use taxes paid by PEC Sub, PEC Sub shall remit one-half of such rebate or refund to the Indemnifying Shareholder.

     (e) For federal income tax purposes, PEC, PEC Sub and Odin shall each characterize the transactions contemplated by this Agreement as a "reorganization" as defined in Section 368(a) of the Code, and will file all tax returns in a manner consistent with such characterization.

     Section 5.6 Odin Shareholder Approval. Odin shall promptly obtain shareholder approval of the merger, including calling a meeting of its shareholders for the purpose of voting upon the Agreement, if necessary. Roy T. Oliver, Jr. agrees to vote his 740 shares of Odin common stock in favor of the Agreement and the Merger.

     Section 5.7 Condition of Odin Equipment. PEC and PEC Sub agree to accept the Drilling Rigs and Equipment on an "as is, where is" basis subject to the accuracy of the representation and warranty contained in Section 3.8 above.

     Section 5.8 Odin Business and Financial Records. All business and financial records of Odin shall remain the property of Odin and transferred to PEC Sub as a part of the Merger.

                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE MERGER

     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver (where permissible) at or prior to the date of Closing of the following condition:

     (a) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Merger or any of the other transactions contemplated hereby; provided that, in the case of any such decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any decree, injunction or other order that may be entered.

     Section 6.2 Conditions to Obligation of Odin to Effect the Merger. The obligation of Odin to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions; provided that Odin may waive any of such conditions in its sole discretion:

     (a) Performance of Obligations; Representations and Warranties. PEC and PEC Sub shall each have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing and each of the representations and warranties of each of PEC and PEC Sub contained in this Agreement shall be true and correct on and as of the date of Closing as if made on and as of such date.

     (b) Officers' Certificate. PEC and PEC Sub shall each have furnished to Odin a certificate, dated the Closing, signed by the respective appropriate officers of PEC and PEC Sub, certifying that to the best of the knowledge and belief of each of them, the conditions set forth in Section 6.1 and Section 6.2(a) have been satisfied in full.

     (c) Opinion of Baker & Hostetler LLP. Odin shall have received an opinion from Baker & Hostetler LLP, counsel to PEC and PEC Sub, dated the date of Closing, substantially to the effect set forth in the following subparagraphs:

          (i) The incorporation, existence and good standing of PEC and PEC Sub are as stated in this Agreement; the authorized shares of PEC are as stated in this Agreement; all outstanding shares of PEC Common Stock are duly and validly authorized and issued, fully paid and nonassessable and have not been issued in violation of any preemptive right of any shareholders.

          (ii) Each of PEC and PEC Sub has full corporate and partnership power and authority, respectively, to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by PEC and PEC Sub and (assuming due and valid authorization, execution and delivery by Odin) constitutes the legal, valid and binding agreement of PEC and PEC Sub, enforceable against PEC and PEC Sub in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (iii) PEC has full corporate power and authority to execute, deliver and perform the Registration Rights Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by PEC and (assuming due and valid execution and delivery by the Odin Shareholders of the Registration Rights Agreement) constitutes the legal, valid and binding agreement of PEC enforceable against PEC in accordance with its terms, except with respect to the indemnification provisions thereof, as to which no opinion will be expressed by such counsel, and except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (iv) The execution and performance by PEC and PEC Sub of this Agreement, and by PEC of the Registration Rights Agreement, will not violate the Restated

     Certificate of Incorporation, or Restated Bylaws of PEC or the Certificate of Limited Partnership, as amended, or Amended and Restated Limited Partnership Agreement of PEC Sub and, to the knowledge of such counsel, will not violate, result in a breach of or constitute a default under any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree to which PEC or PEC Sub is a party or by which they or any of their properties or assets may be bound.

          (v) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of PEC or PEC Sub for the consummation of the transactions contemplated by this Agreement.

          (vi) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against or affecting PEC or PEC Sub by any Governmental Entity which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

          (vii) The PEC Shares to be issued pursuant to this Agreement will be, when so issued, duly authorized, validly issued and outstanding, fully paid and nonassessable.

In rendering such opinion, counsel for PEC and PEC Sub may rely as to matters of fact upon the representations of officers of PEC and PEC Sub contained in any certificate delivered to such counsel and certificates of public officials. Such opinion shall be limited to the General Corporation Law of the State of Delaware, DRULPA and the laws of the United States of America and the State of Texas.

     (d) Registration Rights Agreement. PEC shall have executed and delivered the Registration Rights Agreement to the Odin Shareholders.

     (e) Tax Opinion of Baker & Hostetler LLP. Odin shall have received the opinion of Baker & Hostetler LLP, dated as of the date of closing, to the effect that the Merger will qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, which opinion will be reasonably satisfactory in form and content to Odin, or in the alternative, the structure of the transaction will have been changed to a statutory merger of Odin directly into PEC in consideration for the merger consideration.

     (f) Delivery of Merger Consideration. PEC shall have delivered the Merger Consideration to the Odin Shareholders.

     Section 6.3 Conditions to Obligations of PEC and PEC Sub to Effect the Merger. The obligations of PEC and PEC Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, provided that PEC may waive any such conditions in its sole discretion:

     (a) Performance of Obligations; Representations and Warranties. Odin shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing and each of the respective representations and warranties of Odin contained in this Agreement shall be true and correct on and as of the Closing as if made on and as of such date.

     (b) Officers' Certificate. Odin shall have furnished to PEC a certificate, dated the Closing, signed by the President of Odin, certifying to the effect that to the best of his knowledge and belief, the conditions set forth in
Section 6.1 and Section 6.3(a) have been satisfied.

     (c) Opinion of McGuire, Craddock & Strother, P.C. PEC shall have received an opinion of counsel from McGuire, Craddock & Strother, P.C., counsel to Odin, dated the Closing, substantially to the effect that:

          (i) The incorporation, existence and good standing of Odin are as stated in this Agreement; the authorized shares of Odin Common Stock are as stated in this Agreement; all outstanding shares of Odin Common Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of shareholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating Odin to issue or sell, or to purchase or redeem, any shares of its capital stock other than as stated in this Agreement.

          (ii) Odin has full corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Odin, and (assuming the due and valid authorization, execution and delivery by PEC and PEC Sub) constitutes the legal, valid and binding agreement of Odin enforceable against Odin in accordance with its terms, except with respect to the indemnification provisions thereof, as to which no opinion will be expressed by such counsel, and except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (iii) The execution and performance by Odin of this Agreement will not violate the Articles of Incorporation or Bylaws of Odin and, to the knowledge of such counsel, will not violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree to which Odin is a party or to which it or any of its properties or assets may be bound.

          (iv) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of Odin for consummation of the transactions contemplated by this Agreement.

          (v) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against or affecting Odin by any Governmental Entity which seeks to restrain, prohibit or invalidate the transactions contemplated by the Agreement.

     In rendering such opinion, counsel for Odin may rely as to matters of fact upon the representations of officers of Odin contained in any certificate delivered to such counsel and certificates of public officials. Such opinion shall be limited to the laws of the United States of America and the State of Texas.

     (d) Officer and Director Resignation Letters. The Surviving Entity shall have received a resignation letter dated the Closing Date from each of the directors and officers of Odin.

     (e) Investment Representation Letter. Each Odin Shareholder shall have executed and delivered an investment representation letter substantially in the form attached hereto as Exhibit B-1 or B-2, with the form depending upon whether such shareholder has an individual net worth in excess of $1 million.

     (f) Odin Share Certificates. The Surviving Entity shall have received all of the Odin share certificates from the respective shareholders of Odin duly endorsed to the Surviving Entity.

     (g) No Dissenting Odin Shareholders. None of the shareholders of Odin has exercised dissenters rights under Section 5.11 of the TBCA with respect to this Agreement and the Merger contemplated hereby.

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the date of Closing, whether before or after any approval by the shareholders of Odin:

     (a) by mutual written consent of PEC and Odin;

     (b) by PEC, if Odin shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by Odin prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by Odin of notice of such failure to comply;

     (c) by Odin, if PEC or PEC Sub shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by PEC or PEC Sub prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by PEC or PEC Sub of notice of such failure to comply;

     (d) by either PEC or Odin, if (i) the Merger has not been effected on or prior to the close of business on March 29, 2002; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date, or (ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

     (e) by PEC, if there has been (i) a breach by Odin of any representation or warranty that is not qualified as to materiality or (ii) a material breach by Odin of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by Odin of notice of the breach; and

     (f) by Odin, if there has been (i) a breach by PEC or PEC Sub of any representation or warranty that is not qualified as to materiality or (ii) a material breach by PEC or PEC Sub of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of notice of the breach.

     Section 7.2 Effect of Termination. In the event of termination of this Agreement by either PEC or Odin as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of Odin, PEC, PEC Sub or their respective officers, directors, shareholders or partners; provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for its own breach of this Agreement.

     Section 7.3 Amendment. This Agreement may be amended by the parties hereto only by an instrument in writing signed on behalf of each of the parties hereto.

     Section 7.4 Waiver. At any time prior to the date of Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     Section 8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to PEC or PEC Sub, to:

           Patterson-UTI Energy, Inc.
           4510 Lamesa Highway
           P.O. Drawer 1416
           Snyder, Texas 79550
           Attention: Cloyce A. Talbott
                      Chief Executive Officer

         and

           Patterson-UTI Energy, Inc.
           5956 Sherry Lane, Suite 1365
           Dallas, Texas 75225
           Attention: John E. Vollmer, III
                      Senior Vice President, Corporation Development

         with copies to:

           Thomas H. Maxfield, Esq.
           Baker & Hostetler LLP
           303 East 17th Avenue, Suite 1100
           Denver, Colorado 80203-1264

     (b) if to Odin, to:

           Odin Drilling , Inc.
           101 North Robinson Avenue, Suite 900
           Oklahoma City, Oklahoma  73102-5511
           Attention: Roy T. Oliver, Jr.
                      President

         with copies to:

           Steven D. Davidson, Esq.
           McGuire, Craddock & Strother, P.C.
           3550 Lincoln Plaza
           500 North Akard
           Dallas, Texas 75201

     (c) if to the Indemnifying Shareholder, to:

           Roy T. Oliver, Jr.
           101 North Robinson Avenue, Suite 900
           Oklahoma City, Oklahoma 73102-5511

         with copies to:

           Steven D. Davidson, Esq.
           McGuire, Craddock & Strother, P.C.
           3550 Lincoln Plaza
           500 North Akard
           Dallas, Texas 75201

     Section 8.2 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated, and the words "hereof," "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 8.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties any rights or remedies hereunder; provided, however, that legal counsel for the parties hereto may rely upon the representations and warranties contained herein and in the certificates delivered pursuant to Sections 6.2(b) and 6.3(b).

     Section 8.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

     Section 8.8 Enforcement of This Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 8.9 Jurisdiction and Venue. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Texas or any court of the State of Delaware in any action, suit or proceeding arising from or in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein).

     IN WITNESS WHEREOF, PEC, PEC Sub and Odin have executed this Agreement as of the date first written above.

                                   PEC:

                                   PATTERSON-UTI ENERGY, INC.


                                   By:
                                      -----------------------------------------
                                         Cloyce A. Talbott
                                         Chief Executive Officer

                                   PEC Sub:

                                   PATTERSON-UTI DRILLING COMPANY LP, LLLP

                                   By:  PATTERSON (GP) LLC
                                           Its general partner


                                   By:
                                      -----------------------------------------
                                         Cloyce A. Talbott
                                         Chief Executive Officer


                                   ODIN:

                                   ODIN DRILLING, INC.


                                   By:
                                      -----------------------------------------
                                         Roy T. Oliver, Jr.
                                         President

     TO INDUCE PATTERSON-UTI ENERGY, INC. AND PATTERSON-UTI DRILLING COMPANY LP, LLLP TO ENTER INTO THIS AGREEMENT AND PLAN OF MERGER AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE UNDERSIGNED, BEING THE PRINCIPAL SHAREHOLDER OF ODIN DRILLING, INC., HEREBY ACCEPTS AND AGREES ON HIS BEHALF AND ON BEHALF OF HIS SUCCESSORS AND ASSIGNS TO BE BOUND BY THE PROVISIONS OF SECTIONS 5.4, 5.5(a), 5.5(b), 5.5(c), 5.5(d) AND 5.6 OF THE AGREEMENT.



                                                --------------------------------
                                                Roy T. Oliver, Jr.

                                    EXHIBIT A


                          REGISTRATION RIGHTS AGREEMENT


     This Registration Rights Agreement ("Agreement") is made and entered into this ____ day of March, 2002, by and among PATTERSON-UTI ENERGY, INC., a Delaware corporation ("PEC"), and ROY T. OLIVER, JR. ("R OLIVER"), WILLIAM R. OLIVER ("W OLIVER"), JACKSON T. OLIVER ("J OLIVER"), MICHAEL D. OLIVER ("M OLIVER"), KATRINA J. MARTIN ("K MARTIN"), ASHLEY OLIVER RITENOUR (A RITENOUR"), TYLER L. ARBOGAST ("T ARBOGAST"), KELSEY L. ARBOGAST ("K ARBOGAST"), THE ESTATE OF WENDELL WELLS ("W WELLS"), and MIKE MULLEN ("M MULLEN"), each of whom is a shareholder of ODIN DRILLING, INC., a Texas corporation ("Odin"), (R Oliver, W Oliver, J Oliver, M Oliver, K Martin, A Ritenour, T Arbogast, K Arbogast, W Wells and M Mullen are sometimes collectively referred to herein as the "Odin Shareholders").

     A. Pursuant to that certain Agreement and Plan of Merger dated as of March 10, 2002 ("Merger Agreement"), by and between PEC, Patterson-UTI Drilling Company LP, LLLP, a registered Delaware limited liability limited partnership and a wholly owned indirect subsidiary of PEC ("PEC Sub") and Odin, PEC has agreed to issue a total of 650,000 shares ("Restricted Shares") of PEC's Common Stock, $0.01 par value (the "Common Stock"), as consideration for the acquisition of Odin by way of merger with PEC Sub.

     B. This Agreement is being entered into in connection with and as a condition to the parties closing the transaction contemplated under the Merger Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Certain Definitions. As used in this Agreement the following terms shall have the following respective meanings:

        "Commission" shall mean the United States Securities and Exchange Commission and any successor federal agency having similar powers.

        "Holders" shall mean the Odin Shareholders and their respective successors and assigns.

        "Person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

        The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.


                                     EXH A-1

        "Registrable Securities" shall mean the Restricted Shares.

        "Registration Expenses" shall mean all expenses incident to PEC's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws and all reasonable printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for PEC and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Person retained by PEC (all such expenses being herein called "Registration Expenses"), will be borne as provided in this Agreement, except that PEC will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by PEC are then listed or on the NASD automated quotation system.

        "Requesting Holder" shall mean any Holder of Registrable Securities who shall request registration of such Registrable Securities pursuant hereto.

        "Restricted Shares" shall include Common Stock issued or issuable with respect to the Restricted Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Shares, such shares will cease to be Restricted Shares when they have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force).

        "Securities Act" shall mean the Securities Act of 1933, or any successor thereto, as the same shall be amended from time to time.

     2. Restrictions on Transfer. The Restricted Shares were acquired by the Odin Shareholders from PEC for investment for their own account and not as a nominee or agent and not with a present view to the resale or distribution of any part thereof, except in compliance with the Securities Act. Each of the Odin Shareholders acknowledges that the Restricted Shares are "restricted securities" within the meaning of the Securities Act.

     3. Registration Under Securities Act

     3.1 Registration Upon Demand

     (a) Demand Right. Except as otherwise provided in the next to last sentence of this Section 3.1(a) and in Section 3.1(c), at any time after the date hereof but expiring on the second anniversary date hereof ("Demand Registration Period"), at the written demand of Requesting


                                     EXH A-2

Holders and on one (1) occasion only, PEC shall prepare, file with the Commission and use its best efforts to have declared effective a registration statement for a nonunderwritten secondary offering for the distribution of up to all of the Registrable Securities. Such demand shall be made by written notice to PEC by Requesting Holders holding at least a majority of the Registrable Securities, which notice shall (i) request the preparation of the registration statement pursuant to the terms of this Section 3.1, (ii) include the number of Registrable Securities to be offered by Holders of Registrable Securities pursuant to such registration statement and (iii) be sent to all other Holders. PEC may include in such registration any securities of PEC for sale by PEC or persons other than PEC, and such registration shall be deemed to be an incidental registration pursuant to Section 3.2 hereof with Holders having the priority with respect to the Registrable Securities. Notwithstanding the foregoing or Section 3.3(b), PEC shall not be required to file or to maintain the effectiveness of a registration statement under this Section 3.1(a) beyond the time all Requesting Holders would otherwise be able to sell their Registrable Securities in the market without restriction under the volume limitation provisions of Rule 144(e) adopted under the Securities Act. Any registration filed under this section must include a "Plan of Distribution" section covering sale in ordinary market transactions and typical hedging transactions.

     (b) Expenses. PEC shall pay all Registration Expenses in connection with the registration of Registrable Securities demanded pursuant to this Section 3.1.

     (c) Restrictions on the Demand Registration. PEC will not be obligated to effect the registration under Section 3.1(a) within three months after the effective date of (i) a registration filed by PEC, provided that the three-month period can be extended to six months if required by the then managing underwriter. PEC may postpone filing or the effectiveness of the registration statement demanded by Holders under Section 3.1(a) for up to six months following receipt of such demand if (1) PEC has executed in good faith (x) a letter of intent or a commitment letter with an underwriter for a public offering or (y) an agreement in principle relating to an acquisition of assets (other than in the ordinary course of business) or any merger, consolidation or similar transaction, or (z) has made a filing with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with a tender offer or (2) the Board of Directors reasonably determines in good faith that effectuation of the registration under 3.1 would not be in the best interests of the PEC stockholders. Notwithstanding anything in this Section 3.1(c) to the contrary, if the Demand Registration Period expires without effectuation of a demand for registration under Section 3.1(a) because of the occurrence of an event specified above in this Section 3.1(c), the Demand Registration Period shall be extended for such additional period as is necessary to effect such registration, provided that such demand is given to PEC prior to the expiration of the Demand Registration Period.

     3.2 Incidental Registration.

     (a) Right to Include Registrable Securities. Subject to the further provisions of this Section 3.2(a), if PEC, at any time commencing on the date of this Agreement and expiring on the second anniversary date hereof, proposes to register any of its equity securities in a registration under the Securities Act, for its own account (primary registration) but not for the account of other holders of PEC's securities (a secondary registration), on a form and in a manner which would permit registration of the Registrable Securities for sale to the public under the Securities Act, it will


                                     EXH A-3
each such time give prompt written notice to all Holders of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration and upon the written request of any such Holder delivered to PEC within twenty (20) business days (or such shorter period as may be required due to the nature of the offering covered by the registration) after the giving of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder and the intended method or methods of disposition thereof), PEC will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which PEC has been so requested to register by Holders to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered provided that (i) if, at any time after giving such written notice of its intention to register any of its securities and prior to the effective date of the registration statement filed in connection with such registration, PEC shall determine for any reason not to register such securities, PEC may, at its election give written notice of such determination to each Holder and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein); and (ii) if
(A) the registration so proposed by PEC involves an underwritten primary registration on behalf of PEC to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, and (B) the managing underwriter of such underwritten offering shall advise PEC in writing that, in its good faith judgment, all the shares to be offered by PEC and other parties are greater than can be accommodated without interfering with the successful marketing of all the securities to be then offered publicly for the account of PEC, then the managing underwriter or underwriters shall include in such registration (1) first, the securities PEC proposes to register for sale, and (2) second, any securities requested and permitted to be included in such registration pursuant to incidental or piggyback rights granted to the holders thereof prior to the date of this Agreement, (3) third, the Registrable Securities requested to be included in such registration by the Requesting Holders, pro rata, if necessary, and (4) fourth, any other securities requested to be included in such registration, if any, pro rata. Notwithstanding anything in this Section 3.2(a) to the contrary, PEC shall have no obligation under this Section 3.2(a) to register any of the Registrable Securities after the second anniversary date hereof or if at the time of the exercise of the right provided for in this
Section 3.2(a) all Holders of the Registrable Securities would otherwise be able to sell their Registrable Securities in the market without restriction under the volume limitations provisions of Rule 144(e) adopted under the Securities Act.

     (b) Expenses. PEC will pay all Registration Expenses in connection with each registration of Restricted Shares requested pursuant to Section 3.2.

     3.3 Registration Procedures. If and whenever PEC is required to effect the registration of any Registrable Securities under the Securities Act as provided in Section 3.1, PEC will promptly:

     (a) prepare and (in any event within sixty (60) days) file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, such registration statement to comply as to form and content in all material respects with the Commission's forms, rules and regulations;


                                     EXH A-4

     (b) keep such registration statement effective and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities covered by such registration statement until the earlier of (i) such time as all of such Registrable Securities and other securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or (ii) the expiration of (A) twelve (12) months in the case of a registration of Registrable Securities pursuant to Section 3.1 hereof, or (B) if the primary registration is a nonunderwritten offering, three
(3) months in the case of a registration of Registrable Securities pursuant to
Section 3.2 hereof, after such registration statement becomes effective, and will furnish to each such seller prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus and shall not file any such amendment or supplement to which any such seller shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

     (c) promptly furnish to each seller of Registrable Securities one originally executed registration statement, with all amendments, supplements and additional documentation; such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits) as such seller may reasonably request; such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) as required by the Securities Act as such seller may reasonably request; such documents, if any, incorporated by reference in such registration statement or prospectus; and such other documents as such seller may reasonably request;

     (d) use its best efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of his Registrable Securities covered by such registration statement, except that PEC shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (d) be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

     (e) immediately notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, or if it is necessary to amend or supplement such prospectus or registration statement to comply with law, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated


                                     EXH A-5
therein or necessary to make the statement therein not misleading in light of the circumstances then existing and shall otherwise comply in all material respects with the law and so that such prospectus or registration statement, as amended or supplemented, will comply with law;

     (f) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securities holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first month of the first fiscal quarter after the effective date of such registration statement, if such earnings statement is necessary to satisfy the provisions of Section 11(a) of the Securities Act;

     (g) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement; and

     (h) list all Common Stock covered by such registration statement on each securities exchange on which any Common Stock is then listed or quote all such Common Stock on NASDAQ if PEC's Common Stock is quoted on NASDAQ, or, if PEC's Common Stock is not then quoted on NASDAQ or listed on any national securities exchange, use its best efforts to have such Common Stock covered by such registration statement quoted on NASDAQ or, at the option of PEC, listed on a national securities exchange.

PEC may require each seller of Registrable Securities as to which any registration is being effected to furnish PEC such information regarding such seller and the distribution of such securities as PEC may from time to time reasonably request in writing and as shall be required by law or by the Commission in connection therewith.

     3.4 Underwritten Offerings.

     (a) Inclusion of Registrable Securities. If PEC at any time proposes to register any of its securities for its own account (primary offering) under the Securities Act as contemplated by Section 3.2 and such securities are to be distributed by or through one or more underwriters, PEC will use its best efforts, if requested by any Holder who is entitled to request incidental registration of Registrable Securities in connection therewith pursuant to
Section 3.2, to arrange for such underwriters to include the Registrable Securities to be offered and sold by such Holder among the securities to be distributed by or through such underwriters; provided that, for purposes of this sentence, best efforts shall not require PEC to reduce the amount of sales price of such securities proposed to be distributed by or through such underwriters. Holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between PEC and such underwriters and the representations and warranties by, and the other agreements on the part of, PEC to and for the benefit of such underwriters, shall also be made to and for the benefit of such Holders of Registrable Securities. PEC will cooperate with such Holders to the end that the conditions precedent to the obligations of such Holders under such underwriting agreement shall not include conditions that are not customary in underwriting agreements with respect to combined primary and secondary distributions and shall be otherwise satisfactory to such Holders. No such Holder shall be required by PEC to make any representations or warranties other than reasonable representations, warranties or agreements regarding such Holder, such Holder's Registrable


                                     EXH A-6

Securities and such Holder's intended method or methods of distribution and any other representation required by law and as provided in Section 3.4(b).

     (b) Holdback Agreements.

          (i) If any registration pursuant to Section 3.2 shall be in connection with any underwritten public offering, each Holder of Registrable Securities agrees by acquisition of such Registrable Securities, if so required by the managing underwriter, not to effect any public sale or distribution of Registrable Securities (other than as part of such underwritten public offering) within seven (7) days prior to the effective date of such registration statement or one hundred twenty (120) days after the effective date of such registration statement, unless the underwriters managing the offering otherwise agree.

          (ii) PEC agrees (A) not to effect any public sale or distribution prohibited by the Exchange Act after the demand or decision to make such registration and (i) prior to the effective date of the registration statement, except as a part of such registration statement or pursuant to any registration statements on Forms S-8 or S-4 or any successor form, unless the managing underwriters of such registration otherwise agree; or
     (ii) prior to the ninetieth (90th) day after the effective date of such registration statement, and (B) to use its best efforts to cause each holder of at least 10% of its Common Stock or any securities convertible into or exchangeable or exercisable for any of its Common Stock, in each case purchased from PEC at any time after the date of this Agreement (other than in a public offering), to agree not to effect any such public sale or distribution of such securities during such period.

     3.5 Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, PEC will give Holders on whose behalf such Registrable Securities are to be so registered and each Requesting Holder and not more than one counsel for all Holders and their respective accountants, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of PEC with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders and their counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

     4. Indemnification.

     4.1 Indemnification by PEC. In the event of any registration of any securities of PEC under the Securities Act (pursuant to which any Holder sells Registrable Securities), PEC will, and hereby does, indemnify and hold harmless such Holder, any employees, officers, directors, shareholders, partners or trustees of such Holder and each other person, if any, who controls such Holder within the meaning of the Securities Act, in each case, against any losses, claims, damages, liabilities or expenses, joint or several (including, without limitation, the costs and expenses of investigating, preparing for and defending any legal proceeding, including reasonable attorney's fees), to which such Holder or any such employee, officer, director, stockholder, trustee, partner or


                                     EXH A-7
controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and PEC will reimburse such Holder and each such employee, officer, director, stockholder, trustee, partner or controlling person for any legal or any other expenses incurred by them in connection with investigating or defending or settling any such loss, claim, liability, action or proceeding; provided that PEC shall not be liable in any such case to the extent that any loss, claim, damage, liability or expense (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to PEC through an instrument duly executed by such Holder or any such employee, officer, director, stockholder, trustee, partner or controlling person specifically stating that it is for use in preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any such employee, officer, director, stockholder, trustee, partner or controlling person and shall survive the transfer of such securities by such Holder. PEC will make provision for contribution in lieu of any such indemnity that may be disallowed as shall be reasonably requested by such Holder.

     4.2 Indemnification by Holder. In the event of any registration of any securities of PEC under the Securities Act (pursuant to which any Holder sells Registrable Securities covered by such registration statement), such Holder will, and each of them hereby does, severally indemnify and hold harmless PEC, each director of PEC, each officer of PEC who shall sign such registration statement and each other person, if any, who controls PEC within the meaning of the Securities Act from and against losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of material fact contained in such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with written information furnished to PEC through an instrument duly executed by such Holder specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement up to the net proceeds received by such Holder. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of PEC or any such director, officer or controlling person and shall survive the transfer of such securities by a Holder.

     4.3 Notice of Claims, etc. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 4, such person (hereinafter called the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (hereinafter called the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain


                                     EXH A-8
counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any other party the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for the settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

     4.4 Indemnification Unavailable. If the indemnification provided for in this Section 4 is unavailable as a matter of law to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under any such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by such indemnified party on the one hand and the indemnifying parties on the other or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of such indemnified party on the one hand and the indemnifying parties on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnified party and the indemnifying parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by such parties and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omissions. The parties agree that it would not be just and equitable if contribution pursuant to this Section
4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, defending or settling any such action or claim. Notwithstanding the foregoing, the liability of a Holder under this Section 4.4 shall be limited to the net proceeds received by such Holder.

     4.5 No Settlement, etc. No indemnifying party shall, except with the written consent of the indemnified party, consent to entry of any judgment or entry into settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or action.


                                     EXH A-9

     4.6 Indemnity Operative and in Full Force. The indemnity and contribution agreements contained in this Section 4 shall remain operative and in full force and effect regardless of any termination of this Agreement.

     5. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, PEC shall use its best efforts to:

     (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the date of this Agreement;

     (b) File with the Commission in a timely manner all reports and other documents required of PEC under the Securities Act and the Exchange Act; and

     (c) So long as any Holder owns any Registrable Securities, furnish to the Holders as soon as reasonably practicable after request a written statement by PEC as to its compliance with the reporting requirements of the Exchange Act, a copy of the most recent annual or quarterly report of PEC filed with the Commission, and such other reports filed by PEC with the Commission.

     6. Further Assurances. PEC shall take such action as any Holder may reasonably request from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon written request of any Holder, PEC will deliver to such Holder a written statement as to whether it has complied with such requirements.

     7. Amendments and Waivers. This Agreement may be amended, and PEC may take any action herein prohibited or omit to perform any act herein required to be performed by it, only if PEC shall have obtained the written consent to such amendment, action or omissions to act of the Holder or Holders of at least 51% or more of the Registrable Securities.

     8. Nominees for Beneficial Owners. In the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, PEC may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities.

     9. Notices. Notices and other communications under this Agreement shall be in writing and shall be sent by registered mail, postage prepaid, or courier addressed to:


                                    EXH A-10

     9.1 if to any Holder, at the address provided to PEC in writing by such Holder or as shown on stock transfer books of PEC unless such Holder has advised PEC in writing of a different address as to which notices shall be sent to it under this Agreement, and

     9.2 if to PEC, at 4510 Lamesa Highway, P.O. Drawer 1416, Snyder, Texas 79550 to the attention of its President or to such other address as PEC shall have furnished to Odin or each Holder.

     10. Successors and Assigns. PEC acknowledges and agrees that the registration rights granted to the respective Odin Shareholders in this Agreement may be transferred and assigned by the Odin Shareholders in connection with any valid sale and assignment of the Registrable Securities. All covenants and agreements in this Agreement by or on behalf of either of the parties hereto will bind and, subject to the provisions of Section 3.1 hereof, inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement are for the benefit of any Holder of Registrable Securities.

     11. Miscellaneous. This Agreement embodies the entire agreement and understanding between PEC and the other parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas. The headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one instrument.


                                     EXH A-11

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

PEC:                                        ODIN SHAREHOLDERS:

PATTERSON-UTI ENERGY, INC.
                                            -----------------------------------
                                            Roy T. Oliver, Jr.

By:
   ---------------------------------        -----------------------------------
   Cloyce A. Talbott                        William R. Oliver
   Chief Executive Officer

                                            -----------------------------------
                                            Jackson T. Oliver


                                            -----------------------------------
                                            Michael D. Oliver


                                            -----------------------------------
                                            Katrina J. Martin


                                            -----------------------------------
                                            Emily Oliver


                                            -----------------------------------
                                            Ashley Oliver Ritenour


                                            -----------------------------------
                                            Lee Arbogast, as custodian for
                                            Tyler L. Arbogast and Kelsey L.
                                            Arbogast


                                            -----------------------------------
                                            Katherine Wells, as executrix of
                                            the Estate of Wendell Wells


                                            -----------------------------------
                                            Mike Mullen


                                     EXH A-12

                                   EXHIBIT B-1


                                      FORM
                                       OF
                        INVESTMENT REPRESENTATION LETTER


                                 March ___, 2002


Patterson-UTI Energy, Inc.
4510 Lamesa Highway
Snyder, Texas  79549


     This letter is being submitted to Patterson-UTI Energy, Inc. ("PEC") in connection with and as a condition to PEC's closing of the Merger contemplated by the Agreement and Plan of Merger between PEC, Patterson-UTI Drilling Company LP, LLLP, a registered Delaware limited liability limited partnership wholly owned by PEC ("PEC Sub") and Odin Drilling, Inc. ("Odin"). Capitalized terms not defined herein shall have the meaning given them in the Memorandum (as defined below).

     1.   Representations and Warranties.

     The undersigned hereby represents and warrants to PEC that the following statements are true:

     a. The undersigned has been furnished a copy of the Memorandum, dated March ___, 2002 (the "Memorandum") containing information concerning PEC and Odin and has had the opportunity to review the Memorandum.

     b. The undersigned has such knowledge and experience in financial and business matters that he/she is capable of evaluating the merits and risks of an investment in PEC vis-a-vis the PEC Common Stock to be issued by PEC as consideration for the Merger.

     c. The undersigned has had an opportunity to ask questions of PEC and its management concerning PEC and its subsidiaries, the businesses of PEC and its subsidiaries and the PEC Common Stock and, if asked, all such questions have been answered to the full satisfaction of the undersigned.

     d. The undersigned understands that PEC has not registered the offer or sale of the PEC Common Stock under the Securities Act of 1933, as amended (the "Act"), in reliance upon an exemption therefrom under
          Section 4(2) of the Act and the provisions of Regulation D promulgated thereunder. The undersigned therefore acknowledges that in no event may he/she sell pledge, hypothecate or otherwise transfer the PEC Common Stock without registration under the Act (see paragraph (g) below) except upon delivery to the PEC of an opinion of counsel reasonably satisfactory to PEC that registration is not required for such sale, pledge, hypothecation or transfer.


                                    EXH B-1-1

Patterson-UTI Energy, Inc.
March ___, 2002
Page 2

     e. The undersigned represents that he will acquire the PEC Common Stock for his/her own account, with no intention to distribute or offer to distribute the same to others without registration under the Act, and understands that the issuance by PEC of the PEC Common Stock will be predicated upon the undersigned's lack of such intention.

     f. The undersigned understands that neither the Securities and Exchange Commission nor the securities commissioner of any state has received or reviewed any documents relative to an investment in PEC, or has made any finding or determination relating to the fairness of an investment in PEC.

     g. The undersigned acknowledges that stop transfer instructions will be placed with PEC's transfer agent to restrict the resale, pledge, hypothecation or other transfer of the PEC Common Stock.

     h. The undersigned acknowledges that, except as provided in the Registration Rights Agreement attached as Exhibit A to the Merger Agreement, PEC is under no obligation to register the PEC Common Stock for sale under the Act or to assist the undersigned in complying with any exemption from registration under the Act, or any state securities laws.

     i. The undersigned understands and acknowledges that the foregoing representations and warranties will be relied upon by PEC in connection with the issuance of the PEC Common Stock.

     j.   The undersigned has an individual net worth in excess of $1 million.

     2.   Indemnification.

     The undersigned agrees to indemnify and hold harmless PEC and its officers, directors and affiliates and each other person, if any, who controls PEC, within the meaning of Section 15 of the Act, against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty or failure by the undersigned to comply with any covenant or agreement made by the undersigned herein.

     3.   Survival.

     All representations, warranties and covenants contained in this letter shall survive the closing of the Merger.

                                                Very truly yours,



                                                --------------------------------


                                     EXH B-1-2

                                   EXHIBIT B-2


                                      FORM
                                       OF
                        INVESTMENT REPRESENTATION LETTER


                                 March ___, 2002


Patterson-UTI Energy, Inc.
4510 Lamesa Highway
Snyder, Texas  79549


     This letter is being submitted to Patterson-UTI Energy, Inc. ("PEC") in connection with and as a condition to PEC's closing of the Merger contemplated by the Agreement and Plan of Merger between PEC, Patterson-UTI Drilling Company LP, LLLP, a registered limited liability company wholly owned by PEC, and Odin Drilling, Inc. ("Odin"). Capitalized terms not defined herein shall have the meaning given them in the Memorandum (as defined below).

     1.   Representations and Warranties.

     The undersigned hereby represents and warrants to PEC that the following statements are true:

     a. The undersigned has been furnished a copy of the Memorandum, dated March ___, 2002 (the "Memorandum") containing information concerning PEC and Odin and has had the opportunity to carefully review the Memorandum.

     b. The undersigned, either alone or with his/her purchaser representative, has such knowledge and experience in financial and business matters that he/she is capable of evaluating the merits and risks of an investment in PEC vis-a-vis the PEC Common Stock to be issued by PEC as consideration for the Merger. The name and address of the undersigned's purchase representative is _______________________.

     c. The undersigned has had an opportunity to ask questions of PEC and its management concerning PEC and its subsidiaries, the businesses of PEC and its subsidiaries and the PEC Common Stock, and, if asked, all such questions have been answered to the full satisfaction of the undersigned.

     d. The undersigned understands that PEC has not registered the offer or sale of the PEC Common Stock under the Securities Act of 1933, as amended (the "Act"), in reliance upon an exemption therefrom under
          Section 4(2) of the Act and the provisions of Regulation D promulgated thereunder. The undersigned therefore acknowledges that in no event may he/she sell or otherwise transfer the PEC Common Stock, without registration under the Act (see paragraph (g) below) except upon delivery to PEC of an opinion of


                                   EXH B-2-1

Patterson-UTI Energy, Inc.
March ___, 2002
Page 2

          counsel reasonably satisfactory to PEC that registration is not required for such sale, pledge, hypothecation or transfer.

     e. The undersigned represents that he will acquire the PEC Common Stock for his/her own account, with no intention to distribute or offer to distribute the same to others without registration under the Act, and understands that the issuance by PEC of the PEC Common Stock, will be predicated upon the undersigned's lack of such intention.

     f. The undersigned understands that neither the Securities and Exchange Commission nor the securities commissioner of any state has received or reviewed any documents relative to an investment in PEC, or has made any finding or determination relating to the fairness of an investment in PEC.

     g. The undersigned acknowledges that stop transfer instructions will be placed with PEC's transfer agent to restrict the resale, pledge, hypothecation or other transfer of the PEC Common Stock.

     h. The undersigned acknowledges that, except as provided in the Registration Rights Agreement attached as Exhibit A to the Merger Agreement, PEC is under no obligation to register the PEC Common Stock for sale under the Act or to assist the undersigned in complying with any exemption from registration under the Act, or any state securities laws.

     i. The undersigned understands and acknowledges that the foregoing representations and warranties will be relied upon by PEC in connection with the issuance of the PEC Common Stock.

     2.   Indemnification.

     The undersigned agrees to indemnify and hold harmless PEC and its officers, directors and affiliates and each other person, if any, who controls PEC, within the meaning of Section 15 of the Act, against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty or failure by the undersigned to comply with any covenant or agreement made by the undersigned herein.

     3.   Survival.

     All representations, warranties and covenants contained in this letter shall survive the closing of the Merger.

                                                Very truly yours,



                                                --------------------------------


                                   EXH B-2-2

                            ODIN DISCLOSURE SCHEDULE

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           PATTERSON-UTI ENERGY, INC.

                     PATTERSON-UTI DRILLING COMPANY LP, LLLP

                                       AND

                               ODIN DRILLING, INC.

                            ODIN DISCLOSURE SCHEDULE
                                   SECTION 3.3
                         OWNERSHIP OF ODIN COMMON STOCK

                            ODIN DISCLOSURE SCHEDULE
                                   SECTION 3.5
                       ODIN BALANCE SHEET AT MARCH 8, 2002

                            ODIN DISCLOSURE SCHEDULE
                                   SECTION 3.8
                           DRILLING RIGS AND EQUIPMENT

                            ODIN DISCLOSURE SCHEDULE
                                  SECTION 3.19
                               ODIN BANK ACCOUNTS

                                      NONE